FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is dated as of November 17, 2022 by and among MOBILE INFRA OPERATING PARTNERSHIP, L.P., a Maryland limited partnership (the “Lead Borrower”), each Subsidiary Borrower (and together with Lead Borrower, individually and collectively, jointly and severally, the “Borrower”) and KEYBANK NATIONAL ASSOCIATION as administrative agent (the “Administrative Agent”), and the other financial institutions party hereto, as lenders (each a “Lender” and collectively, the “Lenders”).

A.        The Borrower, the Administrative Agent and the Lenders are party to that certain Credit Agreement, dated as of March 29, 2022 (the “Credit Agreement”, and as amended by this Agreement, the “Amended Credit Agreement”);

B.        The Borrower and the Administrative Agent have agreed to make certain modifications to the Credit Agreement upon the terms and subject to the conditions set forth in this Agreement; and

C.        The Borrower has requested that the Administrative Agent and the Lenders agree to extend the Stated Maturity Date upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.            Credit Agreement Definitions. Unless otherwise expressly defined herein, capitalized terms used but not defined herein shall have the meaning given to such terms in the Amended Credit Agreement.

2.            EXTENSION. Effective as of the Effective Date, and notwithstanding the conditions of Section 2.19 of the Credit Agreement, the Stated Maturity Date is extended to April 1, 2024. No further extension options are allowed as a matter of right under the Amended Credit Agreement.

3.            AMENDMENTS TO CREDIT AGREEMENT.  Effective as of the Effective Date, the Credit Agreement is hereby amended as follows:

3.01.        Section 1.01 of the Credit Agreement is hereby amended by amending and restating each of the following definitions in their entirety to read as follows:

“Fixed Charge Coverage Ratio” means, as of any date of calculation, the ratio for the Parent and its Subsidiaries on a consolidated basis (without duplication) of, (a) the sum of Adjusted EBITDA for the most-recently ended period of four quarters; to (b) all of the regularly scheduled principal due and payable and principal paid on all Indebtedness (other than amounts paid in connection with balloon maturities, repayments of the Loans, and other non-scheduled payments of principal), plus all Interest Expense, plus the aggregate of all cash dividends paid or payable on any preferred stock (collectively, the “Fixed Charges”), in each case, for the most recently ended fiscal quarter, annualized.

“Pool Debt Yield” means, as of any date of calculation, the ratio expressed as a percentage of the Pool NOI for the most recently ended fiscal quarter, divided by the Total Credit Exposure.

“Pool NOI” means, as of any date of calculation, Net Operating Income from all Pool Properties for the most recently ended fiscal quarter (subject to the gross up provisions of the definition of Net Operating Income for any Pool Properties not owned for the entirety of such period); provided that, no single Pool Property shall comprise in excess of 30% of the Pool NOI at any time, with any excess being excluded from Pool NOI.

“Stated Maturity Date” means April 1, 2024.

3.02.        The definition of “Net Operating Income” in Section 1.01 of the Credit Agreement is hereby amended by deleting the following phrase in its entirety:

Net Operating Income shall be calculated based on the immediately preceding period of four calendar quarters, unless the Real Property has not been owned by the Borrower or its Subsidiaries for the entirety of such period, in which event annualized Net Operating Income shall be calculated based on the historical data provided by the Borrower, subject to adjustment by the Administrative Agent in its reasonable discretion.

3.03.        Section 2.19 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 2.19 [Intentionally Omitted].

3.04.        Section 5.02 of the Credit Agreement is hereby amended by amending and restating clause (b) thereof in its entirety to read as follows:

(b)   The Fixed Charge Coverage Ratio shall not be less than (i) from April 1, 2022 until December 31, 2022, 1.00 to 1.00, (ii) from January 1, 2023 until March 31, 2023, 1.25 to 1.00, and (iii) thereafter, 1.40 to 1.00;

3.05.        The Credit Agreement is hereby amended to add a new Section 5.19 in appropriate numerical order as follows:

SECTION 5.19  Equity Raise.  Promptly after November 17, 2022, the Parent shall commence, and thereafter shall use, diligent efforts to pursue active marketing efforts for the issuance and/or sale of Equity Interests or other equity securities of the Parent (or any successor or intended successor thereto), the Borrower, or any of their Subsidiaries (the “Equity Offering”), as permitted and in compliance with all applicable securities laws.  Without limitation to the foregoing, no later than March 31, 2023, the Parent (or any successor or intended successor thereto), Borrower, or any of their Subsidiaries shall have obtained net proceeds from third-party investors, entered into a binding agreement to obtain net proceeds from third-party investors and/or equity commitments from third-party investors, in each case, in respect of Equity Offerings after November 17, 2022,

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in an aggregate amount such that, if the Parent were to “take down” all such equity commitments and apply the proceeds thereof together with other proceeds received from Equity Offerings since November 17, 2022 to repayment of Indebtedness of the Parent, Borrower, and their Subsidiaries, the Parent and Borrower would have achieved a Fixed Charge Coverage Ratio of no less than 1.40 to 1.0 as of March 31, 2023 (giving pro forma effect to such repayments of Indebtedness as of January 1, 2023).

4.            REPRESENTATIONS AND WARRANTIES.  Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof:

a.

The representations and warranties of Borrower and each other Credit Party contained in Article III of the Amended Credit Agreement or any other Loan Document, are true and correct in all material respects on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of the Amended Credit Agreement, the representations and warranties contained in Section 3.04 of the Amended Credit Agreement shall be deemed to refer to the most-recent statements furnished pursuant to Section 5.01 of the Amended Credit Agreement;

b.	No Default or Event of Default exists as of the Effective Date, or would result after giving effect to this Agreement; and

c.

This Agreement has been duly authorized, executed and delivered by Borrower so as to constitute the legal and binding obligation of Borrower, enforceable against it in accordance with its terms, subject to Debtor Relief Laws and equitable principles.

5.           CONDITIONS PRECEDENT.  The effectiveness of this Agreement is subject to the conditions precedent that Administrative Agent shall have received the following (the date when such conditions shall have been satisfied or waived, the “Effective Date”):

5.01.        Agreement.  This Agreement, duly executed and delivered by Borrower, the Administrative Agent, and Lenders constituting the Required Lenders;

5.02.        Authority.  Evidence reasonably satisfactory to the Administrative Agent that the Borrower has taken all necessary action approving or consenting to entry into the transactions contemplated herein;

5.03.        Constituent Documents.  A certificate from a responsible officer (not individually, but in his or her capacity as such officer) of Borrower that its authority documents and certificates that were previously delivered to the Agent in connection with the Credit Agreement have not been amended or modified since such date and certifying any resolutions being executed in connection herewith;

5.05.        Fee Letter.  A supplemental fee letter duly executed and delivered by Borrower; and

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5.06.        Fees and Expenses.  Payment to the Administrative Agent all reasonable and documented out-of-pocket fees and expenses (including attorney’s fees and expenses), incurred by the Agent and the Lenders in connection with this Agreement.

6.           NO OTHER AMENDMENTS; RATIFICATION OF LOAN DOCUMENTS. Except for the amendments set forth in Sections 2 and 3 of this Agreement, (a) the Amended Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect and (b) nothing in this Agreement is intended, or shall be construed, to constitute a novation or an accord and satisfaction of Borrower’s or any Guarantor’s Obligations under or in connection with the Amended Credit Agreement or any other Loan Document. Borrower hereby ratifies, confirms and reaffirms all of the terms and conditions of the Amended Credit Agreement and each of the other Loan Documents to which it is party, and further acknowledges and agrees that all of the terms and conditions of the Credit Agreement and such Loan Documents remain in full force and effect, in each case, except as expressly provided in this Agreement. This Agreement shall constitute a Loan Document for all purposes.

7.           MISCELLANEOUS.

7.01.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

7.02.        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Amended Credit Agreement.

7.03.        Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

7.04.        Headings.  Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

7.05.        Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 6, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic

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 imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Remainder of Page Intentionally Left Blank

Signature Pages Follow.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LEAD BORROWER:

MOBILE INFRA OPERATING PARTNERSHIP, L.P., a Maryland limited partnership

By:      MOBILE INFRASTRUCTURE CORPORATION, a Maryland corporation, its General Partner

By:       /s/ Manuel Chavez

Name:  Manuel Chavez

Title:   Chief Executive Officer

Signature Page to

First Amendment to Credit Agreement

ADMINISTRATIVE AGENT: KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and as a Lender By: /s/ Christopher T. Neil Name: Christopher T. Neil Title: Senior Banker

Signature Page to

First Amendment to Credit Agreement